UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*




                             Altiva Financial Corp.
            ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                    585165103
            ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | x |      Rule 13d-1(b)

     |   |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

CUSIP NO. 585165103                 13G/A

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         587,232



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               587,232
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     587,232



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.72%


12   TYPE OF REPORTING PERSON*

     HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 585165103                 13G/A

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Orkney Holdings, Inc.
     51-0381410


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         587,232



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               587,232
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     587,232



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.72%


12   TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item No. 4.

CUSIP NO. 585165103                   13G/A

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               587,232
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         587,232



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     587,232



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.72%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item No. 4.

CUSIP NO. 585165103                 13G/A

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         666,666



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               587,232
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               666,666
     WITH


                    8    SHARED DISPOSITIVE POWER
                         587,232


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,253,898



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.21%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.    (a).    Name of Issuer: Altiva Financial Corp.



           (b).    Address of Issuer's Principal Executive Offices:

                   1000 Parkwood Circle
                   Suite 500
                   Atlanta, Georgia 30339



Item 2.    (a).    Name of Person Filing:

                     Friedman, Billings, Ramsey Group, Inc.




           (b).    Address of Principal Business Office or, if none, Residence:

                   1001 19th Street North, Arlington, VA 22209-1710


           (c).    Citizenship: Virginia


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 585165103


Item 3.            If this statement is filed pursuant to sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance  company  as  defined  in  section
                               3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An  investment  adviser  in  accordance  with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g)     [X] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                              Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group,   in   accordance   with   section
                               240.13d-1(b)(1) (ii)(J).



Item 4.            Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 587,232


           (b).    Percent of class: 5.72%


           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote 587,232.

                   (ii)     Shared power to vote or to direct the vote 0.

                   (iii)    Sole power to dispose or to direct the
                            disposition of                           587,232.

                   (iv)     Shared power to dispose or to direct the
                            disposition of                               0.

Item 5.            Ownership of Five Percent or Less of a  Class:

                   Not Applicable.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Orkney Holdings, Inc.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Orkney Holdings, Inc.


Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable



Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
Dated:   February 13, 2002
                                      By: /s/ EMANUEL J. FRIEDMAN
                                      ---------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman


Dated:   February 13, 2002            ORKNEY HOLDINGS, INC.
                                      By: /s/  KURT R. HARRINGTON
                                      ----------------------------------
                                      Name:  Kurt R. Harrington
                                      Title: President


Dated:   February 13, 2002             /s/ ERIC F. BILLINGS
                                      ----------------------------------
                                      Eric F. Billings


Dated:   February 13, 2002             /s/ EMANUEL J. FRIEDMAN
                                      ----------------------------------
                                      Emanuel J. Friedman